Ex 8.1

List of Principal Subsidiaries and Consolidated Affiliated Entities of 58.com Inc.

Subsidiaries:

China Classified Network Corporation, a British Virgin Islands company

China Classified Information Corporation Limited, a Hong Kong company

Beijing Chengshi Wanglin Information Technology Co., Ltd., a PRC company

58 Tongcheng Information Technology Co., Ltd., a PRC company

Anjuke Inc., a Cayman Islands company

58 Daojia Inc., a British Virgin Islands company

58.com Holdings Inc., a British Virgin Islands company

Consolidated Affiliated Entity and Its Subsidiaries:

Beijing 58 Information Technology Co., Ltd., a PRC company

Shanghai Ruijia Information Technology Co., Ltd., a PRC company

58 Co., Ltd., a PRC company

Tianjin 58 Daojia Life Services Co., Ltd., a PRC company

* Other consolidated entities of 58.com Inc. have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary as such term is defined under Rule 3-05 under Regulation S-X.